Exhibit 107
Calculation of Filing Fee Table
Form S-1
(Form Type)
PACS Group, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, $0.001 par value per share	Rule 457(c)	3,062,260	$39.23	$120,132,459.80	0.00014760	$17,731.55
Total Offering Amounts				—	$120,132,459.80	—	$17,731.55
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$17,731.55
(1)The registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $626,590,269.06 on a Registration Statement on Form S-1 (File No. 333-281904), which was declared effective by the Securities and Exchange Commission on September 5, 2024. In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of $120,132,459.80 is hereby registered, which includes the shares of common stock that the underwriters have the option to purchase.
(2)Includes 399,426 shares of common stock that the underwriters have the option to purchase.
(3)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low reported trading prices of the common stock as reported on the New York Stock Exchange on August 30, 2024, such date being within five business days of the date that this registration statement was filed with the Commission.